Exhibit 10.7

LIMITED LIABILITY COMPANY AGREEMENT
OF
AM&ST ASSOCIATES, LLC
A Delaware Limited Liability Company

Dated August 31, 2016

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TABLE OF CONTENTS
Page

ARTICLE I FORMATION AND OTHER ORGANIZATIONAL MATTERS	1

Section 1.1.	Formation 1

Section 1.2.	Name 1

Section 1.3.	Term 1

Section 1.4.	Business 2

Section 1.5.	Names and Addresses of Members 2

Section 1.6.	Registered Office and Principal Place of Business 2

Section 1.7	Agreement: Effect of Inconsistnacies with the Delaware Act or the Code 3

ARTICLE II CERTAIN TAX AND ACCOUNTING MATTERS	3

ARTICLE III CONTRIBUTIONS BY MEMBERS	3

Section 3.1.	Initial Capital Contributions 3

Section 3.2.	Additional Capital Contributions 3

Section 3.3.	Company Loans 7

ARTICLE IV DISTRIBUTIONS TO MEMBERS	8

Section 4.1.	Distributions of Available Cash 8

Section 4.2.	Tax Withholding; Withholding Advances 8

Section 4.3	Distribution In Kind …………………………………………………......10
ARTICLE V RIGHTS AND DUTIES OF MANAGEMENT COMMITTEE; AND OFFICERS……………………………………………………………………………….10

Section 5.1.	Management Committee 10

Section 5.2.	Approval Requirments 11

Section 5.3.	Major Decision Voting Requirments 11

Section 5.4.	Annual Budget 12

Section 5.5.	Resignations 13

Section 5.6.	Removal 14

Section 5.7.	Vacancies 14

Section 5.8.	Meetings of the Management Committee 14

Section 5.9.	Quorum 15

Section 5.10.	Action By Written Consent 15

Section 5.11.	Officers 15

Section 5.12.	Compensation 16

Section 5.13.	No Particpation By Members 16

Section 5.14	Financial Statements…………………………………………………….16

Section 5.15	Records, Audits and Reports ……………………………………………17

Section 5.16	Other Activities; Affiliates………………………………………………18

ARTICLE VI STATUS OF MEMBERS	18

Section 6.1.	Relationship of Members 18

Section 6.2.	Liability of Members 18

Section 6.3.	Dissolution of Member 18

Section 6.4.	Access to Records 19

ARTICLE VII TRANSFER OF MEMBERSHIP INTERESTS	19

Section 7.1.	Restrictions on Transferability 19

Section 7.2.	Permitted Transfers 19

Section 7.3	Right of First Refusal……………………………....................................20

ARTICLE VIII DEFAULTS/CERTAIN REMEDIES	21

Section 8.1.	Events of Default 21

Section 8.2.	Termination 21

Section 8.3.	No Partition 21

Section 8.4.	Litigation Without Termination 21

Section 8.5.	Attorneys’ Fees 21

Section 8.6.	Cumulative Remedies 21

Section 8.7.	No Waiver 21

Section 8.8.	Limitation Under Liability 22

ARTICLE IX DISSOLUTION OF COMPANY	22

Section 9.1.	Events Giving Rise to Dissolution 22

Section 9.2.	Procedure 22

ARTICLE X REPRESENTATIONS, WARRANTIES AND COVENANTS	23

Section 10.1.	Formation and Existence of Members; Other Matters 23

Section 10.2.	Confidentiality 24
ARTICLE XI EXCULPATION AND INDEMNIFICATION......................................................................................................25

Section 11.1.	Exculpation of Covered Persons 25

Section 11.2.	Liabilites and Duties of Covered Persons 26

Section 11.3	Indemnification …………………………………………………………26

ARTICLE XII MISCELLANEOUS	29

Section 12.1.	Notices 29

Section 12.2.	Entire Agreement 29

Section 12.3.	Amendments 29

Section 12.4.	Governing Law 29

Section 12.5.	Successors and Assigns 30

Section 12.6.	Captions 30

Section 12.7.	Severability 30

Section 12.8.	Counterparts 30

Section 12.9.	Submission to Jurisdiction 30

Section 12.10.	Waiver of Jury Trial 30

Section 12.11.	Attorneys’ Fees 31

Section 12.12	Indulgences, Not Waivers 31

Section 12.13	No Third Party Rights 31

Section 12.14	Time is of the Essence 31

Section 12.15	Creditors 31

Section 12.16	Specific Performance 31

Exhibit A     Definitions

Exhibit B     Certain Tax and Accounting Matters

Exhibit C     Initial Capital Contributions and Percentage Interests of the Members

Exhibit D     Initial Annual Budget

LIMITED LIABILITY COMPANY AGREEMENT
OF
AM&ST ASSOCIATES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Operating Agreement” or this “Agreement”) is dated effective as of the 31st day of August, 2016 (the “Effective Date”), by and between A-MARK PRECIOUS METALS, INC, a Delaware corporation (“A-Mark”), and SILVER TOWNE, L.P., an Indiana limited partnership (“ST/LP”), being all of the Members (as defined below) as of the date hereof, of AM&ST ASSOCIATES, LLC, a Delaware limited liability company (the “Company. Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Exhibit A attached to this Agreement.

R E C I T A L S

WHEREAS,     the Members have formed the Company under the laws of the state of Delaware pursuant to a Certificate of Formation filed with the Delaware Secretary of State on July 13, 2016.

WHERES, the Members desire to entire into a venture to acquire substantially all of the operating assets of the Silver Towne Mint, and thereafter to operate the Silver Towne Mint, as more particularly described in Section 1.4 of this Agreement.

WHEREAS, the Members desire to enter into this Agreement to set forth their respective financial obligations, responsibilities and rights in connection with the Business (defined below) of the Company and to govern the relationship between them with respect to all matters relating to the Company.
A G R E E M E N T
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
ARTICLE I
FORMATION AND OTHER ORGANIZATIONAL MATTERS
Section 1.1    Formation. AM&ST Associates, LLC (the “Company”) is a limited liability company formed under the Delaware Act pursuant to its Certificate of Formation and this Agreement. The Members hereby enter into this Agreement as of the Effective Date in order to set forth the rights and obligations of the Members.
Section 1.2    Name. The name of the Company is AM&ST ASSOCIATES, LLC.

Section 1.3    Term. The term (“Term”) of the Company commenced on Effective Date, the date of the filing of the Certificate of Formation of the Company pursuant to the Delaware Act, and shall continue in perpetuity, unless terminated as hereinafter provided.
Section 1.4    Business. Subject to the provisions of this Agreement, the business of the Company (the “Business”) is solely: (a) to acquire substantially all of the assets related to the Silver Towne Mint from ST/LP and acquire related real estate assets from HAB Development; (b) to operate the Silver Towne Mint; (c) to enter into an exclusive supplier agreement with Asahi Refining USA, Inc. a Delaware corporation doing business as Asahi Refining (the “Supplier Agreement”); (d) to enter into an exclusive distribution agreement with A-Mark Precious Metals, Inc., a Delaware corporation (the “Distribution Agreement”); (e) to enter into an administrative services agreement with ST/LP (the “Administrative Services Agreement”); and (f) do any and all other acts or things that may be incidental or necessary to carry on the Business of the Company as described in clauses (a), (b), (c), (d), and (e) above. The Company is a single purpose joint venture and is not authorized to, and shall not engage in any business other than as described in this Section 1.4.
Section 1.5    Names and Addresses of Members. The names and addresses of the Members are as follows:

For A-Mark

A-MARK PRECIOUS METALS, INC.
429 Santa Monica Boulevard, Suite 230
Santa Monica, California 90401
Attention: Gregory N. Roberts, CEO

For ST/LP

SILVER TOWNE, L.P.
120 East Union City Pike
Winchester, Indiana 47394
Attention: David Hendrickson

Section 1.6    Registered Office and Principal Place of Business. The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered Agent of the Company for service of process at such address is Corporation Services Company. The principal place of business of the Company shall be located at 950 East Base Road, Winchester, Indiana 47394 or such other location hereafter determined by the Management Committee.

Section 1.7     Agreement; Effect of Inconsistencies with the Delaware Act or the Code. It is the express intention of the Members that this Operating Agreement shall be the sole source of agreement of the parties with respect to the structure, governance and the operation of the Company and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Delaware Act, this Operating Agreement shall govern the structure and operation of the Company, even when inconsistent with, or different than, the provisions of the Delaware Act or any other law or rule. To the extent that any provision of this Operating Agreement is prohibited or ineffective under the Delaware Act, this Operating Agreement shall be deemed to be amended to the smallest degree possible in order to make this Operating Agreement effective under the Delaware Act in accordance with the intent of the parties. In the event the Delaware Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Member shall be entitled to rely on the provisions of this Operating Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Operating Agreement. The Members hereby agree that the duties and obligations imposed on the Members as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship among and between the Company and the Members, notwithstanding any provision of the Delaware Act or common law to the contrary.

ARTICLE II
CERTAIN TAX AND ACCOUNTING MATTERS

The Members intend that the Company shall be taxed as a partnership for federal and state income tax purposes and shall not take any action that may result in the Company being taxed as a corporation for such purposes. Each and all of the provisions of Exhibit B attached hereto and made a part hereof are incorporated herein and shall constitute part of this Agreement. Exhibit B provides for, among other matters, the maintenance of Capital Accounts, the allocation of profits and losses, and the maintenance of books and records.
ARTICLE III
CONTRIBUTIONS BY MEMBERS

Section 3.1    Initial Capital Contributions. Each Member will contribute capital to the Company as set forth in this Section 3.1. The Initial Capital Contribution of each Member is set forth opposite its name below. The Members’ Capital Contributions shall be credited to their respective Capital Accounts as of the date of such contribution.

3.1.1    A-Mark shall contribute cash in the amount of Three Million Seven Hundred Twenty-One Thousand Two Hundred Fifty Dollars ($3,721,250.00) on the date hereof and an additional Five Hundred Thousand Dollars ($500,000.00) no later than August 22, 2017, for a total of Four Million Two Hundred Twenty-One Thousand Two Hundred Fifty Dollars ($4,221,250.00) in exchange for its Fifty-Five Percent (55%) Membership Percentage Interest.

3.1.2    ST/LP shall contribute an undivided Forty-Eight and 47/100 percent (48.47%) interest in the SilverTowne Mint Assets, with a Book Value of Three Million Four Hundred Fifty-Three Thousand Seventy Hindered and Fifty Dollars ($3,453,750.00) in exchange for its Forty-Five Percent (45%) Membership Percentage Interest.

Section 3.2    Additional Capital Contributions.
3.2.1    General. After the Initial Capital Contributions have been contributed and received by the Company, the Members shall make additional Capital Contributions in cash, in proportion to their respective Membership Percentage Interests, as approved by the Management Committee or the Members from time to time, in accordance with Sections 5.2, 5.3 and 5.4, determined to be reasonably necessary to fund: (i) operating costs and sustaining capital to the extent revenue is insufficient to cover the same, and (ii) capital improvements for the Silver Towne Mint (the “Additional Capital Contributions”). Upon making a determination to approve Additional Capital Contributions, the Management Committee shall deliver to the Members a written notice of the Company's need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member's share of such aggregate amount of Additional Capital Contributions based upon each such Member's Membership Percentage Interest, and (iv) the date (which date shall not be less than ten (10) Business Days from the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members. In the case of Additional Capital Contributions required to fund an Approved Capital Budget, the Management Committee may require the Additional Capital Contributions be made in installments, over a period of time, consistent with the needs of the Approved Capital Budget, in which case the each notice herein shall address that portion of the Approved Capital Budget required for the next period.
3.2.2     Defaults in Making Additional Capital Contributions. The provisions of this Section 3.2.2 apply to all Additional Capital Contributions other than those addressed in Section 3.2.3, related to an Approved Capital Budget.
                3.2.2.1    If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.2.1, then such Member shall be deemed to be a “Non-Contributing Member”. The non-defaulting Member (the “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”), provided, that such Contributing Member shall have timely contributed to the Company its pro rata share of the applicable Additional Capital Contribution. Such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) Ten Percent (10%) per annum or (ii) the maximum rate permitted at law (the “Default Rate”). Each Default Loan shall be recourse solely to the Non-Contributing Member's Membership Interest. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under Section 4.1 or Section 9.2.2, as more fully provided for in Section 3.2.4. So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay the Default Loan (and interest then due and owing) in whole or in part. Upon the repayment in full of all Default Loans (but not upon their conversion as provided in this Section 3.2.2) made in respect of a Non-Contributing Member (and so long as the Non-Contributing Member is not otherwise a Non-Contributing Member), such Non-Contributing Member shall cease to be a Non-Contributing Member.
            3.2.2.2    At any time after the date sixty (60) days after a Default Loan is made, at the option of the Contributing Member and with no less than ten (10) days prior written notice to the Non-Contributing Member, (i) such Default Loan shall be converted into an Additional Capital Contribution of the Contributing Member in an amount equal to the principal and unpaid interest on such Default Loan pursuant to this Section 3.2.2, (ii) the Non-Contributing Member shall be deemed to have received a distribution, pursuant to Section 4.1, of an amount equal to the principal and unpaid interest on such Default Loan, (iii) such distribution shall be deemed paid to the Contributing Member in repayment of the Default Loan, (iv) such amount shall be deemed contributed by the Contributing Member as an Additional Capital Contribution (a “Cram-Down Contribution”), and (v) the Contributing Member's Capital Account shall be increased by, and the Non-Contributing Member's Capital Account shall be decreased by, an amount equal to the principal and unpaid interest on such Default Loan; provided however, that if the Default Loan pertained to an Approved Capital Budget that the Non-Contributing Member voted in favor of, or an Approved Capital Budget for which ST/LP did not provide a Carry Notice, the adjustments in this clause (v) shall be at 150% of the principal and unpaid interest on such Default Loan amount. A Cram-Down Contribution shall be deemed an Additional Capital Contribution by the Contributing Member making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Default Loan is converted to a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Membership Interest of the Contributing Member shall be increased proportionally by the amount of such contribution, thereby diluting the Membership Interest of the Non-Contributing Member. For example if: (i) the aggregate Additional Capital Contribution is $1,000,000 of which $550,000,00 is to be contributed by A-Mark and $450,000.00 is to be contributed by ST/LP; (ii) A-Mark makes ST/LP’s contribution after it fails to and, as such, ST/LP is the Non-Contributing Member, (iii) the Cram-Down Contribution amount is $495,000, and (iv) on the date of the Cram-Down Contribution (immediately before the Additional Capital Contribution) A-Mark’s Capital Account is $5,500,000 and its Membership Interest is 55% and ST/LP’s Capital Account is $4,500,000 and its Membership Interest is 45%. As a result of the foregoing, the Membership Interest of A-Mark will be adjusted upwards to 59.50% and the Membership Interest of ST/LP will be adjusted downwards to 40.50% (A-Mark’s Capital Account is $5,500.000 + $550,000 + $495,000 (the deemed contribution) = $6,545,000 and ST/LP’s Capital Account is $4,500,000 + $450,000 - $495000 (the deemed distribution) = $4,455,000. A-Mark’s Membership Interest is $6,545,000.00 / $11,000,000 = 59.50%. ST/LP’s Membership Interest is $4,455,000 / $11,000,000 = 40.50%). Once a Cram-Down Contribution has been made (or deemed made), no subsequent payment or tender in respect of the Cram-Down Contribution shall affect the Membership Interests of the Members, as adjusted in accordance with this Section 3.2.2.
3.2.3     Carry Loan for Approved Capital Budget Contributions. This Section applies to Additional Capital Contributions related to an Approved Capital Budget for which (i) ST/LP has provided a Carry Notice pursuant to Section 5.4.2, and (ii) A-Mark has elected to contribute the ST/LP Capital Contribution (as defined in Section 5.4.2) for such Approved Capital Budget, on the terms contained herein.
            3.2.3.1 Each notice to ST/LP under Section 3.2.1 for Additional Capital Contributions to an Approved Capital Budget subject to the Carry Notice for which A-Mark has elected to make the ST/LP Contribution, shall also be sent to A-Mark, and A-Mark shall pay the ST/LP Capital Contribution requested by the notice under Section 3.2.1 in accordance with its terms. Each ST/LP Capital Contribution paid by A-Mark on behalf of ST/LP shall be treated as loan to ST/LP and shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at ten percent (10%) per annum. All such ST/LP Capital Contributions and accumulated interest thereon shall be collectively referred to as the “Carry Loan”.
             3.2.3.2     The Carry Loan shall be recourse solely to ST/LP’s Membership Interest and shall be repaid out of the distributions that would otherwise be made to ST/LP under Section 4.1 or Section 9.2.2, as more fully provided for in Section 3.2.4, for a period not to exceed [five (5) years] from the date of the initial payment of the ST/LP Capital Contribution by A-Mark to the Company. So long as a Carry Loan is outstanding, ST/LP shall also have the right to repay it in whole or in part at any time during the [five (5) year period].
            3.2.3.3 No later than the last day of the five (5) year period, ST/LP shall repay any portion of the Carry Loan that remains outstanding (the “outstanding amount”). If ST/LP fails to repay the outstanding amount in full by such date, its Membership Interest shall be diluted to the extent of the outstanding amount, as follows (i) the outstanding amount shall be converted into an Additional Capital Contribution of A-Mark (ii) ST/LP shall be deemed to have received a distribution, pursuant to Section 4.1, of an amount equal to the outstanding amount, (iii) such deemed distribution to ST/LP shall be deemed paid to A-Mark in repayment of the Carry Loan, (iv) the outstanding amount shall be deemed contributed by A-Mark as an Additional Capital Contribution, (v) A-Mark’s Capital Account shall be increased by, and ST/LP's Capital Account shall be decreased by, an amount equal to [110%] of the outstanding amount, and (vi) proportional adjustments to A-Mark’s and ST/LP’s Membership Interests shall be made effective as of the last day of the five (5) year period, with no subsequent payment or tender by ST/LP permitted.
    3.2.4     Payment Priority. Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member (in the case of Default Loan described in Section 3.2.2) or ST/LP (in the case of an ST/LP Capital Contribution described in Section 3.2.3) pursuant to Article IV shall not be paid to the Non-Contributing Member or ST/LP, as the case may be, but shall instead be deemed paid and applied on behalf of such Non-Contributing Member in the case of a Default Loan, or ST/LP, in the case of an ST/LP Capital Contribution, in the following priority: (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second to the principal amount of such Default Loans (in the order of their original maturity date), (iii) third, to any Additional Capital Contribution of such Non-Contributing Member or ST/LP that has not been paid and is not deemed to have been paid, (iv) fourth, to accrued and unpaid interest on the Carry Loan, and (v)

fifth, to the principal amount of the Carry Loan, until such time as the Default Loan, the unpaid Additional Capital Contribution, and the Carry Loan has been paid in full.
            3.2.5     If a Member is characterized as a Non-Contributing Member, then so long as the Member remains a Non-Contributing Member it shall forfeit and no longer be entitled to any consent or voting rights granted in this Agreement, including without limitation the right to vote on actions described in Section 5.3.

3.2.6     Grant of Security Interest. Each Member hereby grants to the other Member a security interest in its Membership Interest, and any accessions thereto and any proceeds and products therefrom, to secure the payment obligations of the granting Member hereunder, to make Additional Capital Contributions and to repay Default Loans and Carry Loans. Upon the incurrence of any such payment obligation, each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.2.6
3.2.6.1     The Non-Defaulting Member or A-Mark, as applicable, shall have, on its own behalf and on behalf of the Company, all of the rights and remedies available at law or in equity as it may deem appropriate in its sole discretion to obtain payment of a Default Loan or Carry Loan, including the rights of a secured party under the Uniform Commercial Code with respect to the security interest granted under this Section. THE MEMBERS AGREE THAT THE REMEDIES DESCRIBED IN SECTIONS 3.2.2 AND 3.2.3 ARE A FAIR AND ADEQUATE ARE NOT A PENALTIES.

3.2.6.2     Each Member shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge its Membership Interest, to subordinate any encumbrances its holds in the Membership Interest of the other Member under this Section 3.2.6, or to cause to be subordinated any permitted encumbrances on its Membership Interest to any secured borrowings approved by the Management Committee.
            3.2.7     Except as set forth in this Section 3.2, neither Member shall be required to make additional Capital Contributions or make loans to the Company.
        Section 3.3    Company Loans.
3.3.1    In the event the Company requires, in the reasonable discretion of the Management Committee, additional funds to carry out its purposes, the Management Committee is authorized to borrow funds on terms deemed acceptable to the Management Committee, including, without limitation, loans from Members. [Any loan from the Members to the Company shall be made by the Members in proportion to their respective Membership Percentage Interests.]
3.3.2    The relationship created by a Member making loans and advances to the Company is intended to be that of a lender and borrower (the “Lender Relationship”). In addition to such loans, such Member also has certain separate and distinct rights to distributions of cash as a Member of the Company. The relationship created between the Members and the Company (and the other Members of the Company) is intended to be that of a partner (the “Company Relationship”). The Members of the Company each acknowledge and agree that it is their intent that the Lender

Relationship is to be treated as separate and distinct from its Company Relationship for all purposes. Without limiting the generality of the foregoing, (i) rights pursuant to the Lending Relationship shall in no way be impaired or limited by the fact that the lender is also a Member of the Company, nor shall rights pursuant to its Company Relationship be limited or impaired in any way by the fact that it is also a lender to the Company, (ii) any distributions of cash pursuant to the Company Relationship shall be considered as paid or distributed solely in its capacity as a Member of the Company and shall, under no circumstances, be treated as a payment on account of any Member Loan (including, without limitation, payments of interest accrued thereon) pursuant to the Lender Relationship, and (iii) any repayment of a Member Loan shall be considered as paid or repaid solely in the capacity as a lender to the Company and shall, under no circumstances, be treated as a payment or distribution on account of its Company Relationship.
ARTICLE IV
DISTRIBUTIONS TO MEMBERS
Section 4.1    Distributions of Available Cash. Distributions of Available Cash shall be made in the following priority:
        4.1.1    Any Available Cash of the Company, after (a) allowance for all reasonable costs and expenses incurred by the Company and for such reasonable reserves as determined by the Management Committee or contemplated in any approved Budget, and (b) making Earnout Payments, if any, under the Asset Purchase Agreement, shall be distributed to the Members, on at least a quarterly basis, pro-rata in accordance with their respective Membership Percentage Interest. Notwithstanding the foregoing, a Member, upon prior written notice the Management Committee, may elect to defer taking its distribution of Available Cash for tax or other reason.

            4.1.2     If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan or Carry Loan due to another Member and/or (iii) unpaid obligations under the Asset Purchase Agreement owed by it or its Affiliate or predecessor to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 4.1.1 or (up to the amount of such Additional Capital Contribution, outstanding Default Loan, together with interest accrued thereon or Carry Loan) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of such Member pursuant to Section 3.2.4 or to reduce the unpaid obligations under the Asset Purchase Agreement.

        4.1.3     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other applicable law.
Section 4.2    Tax Withholding; Withholding Advances.
4.2.1     Tax Withholding. If requested by the Management Committee, each Member shall, if able to do so, deliver to the Management Committee:
    4.2.1.1    an affidavit in form satisfactory to the Management Committee that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other applicable law;
        4.2.1.2    any certificate that the Management Committee may reasonably request with respect to any such laws; and/or
        4.2.1.3    any other form or instrument reasonably requested by the Management Committee relating to any Member's status under such law.

If a Member fails or is unable to deliver to the Management Committee the affidavit described in Section 4.2.1, the Management Committee may withhold amounts from such Member in accordance with Section 4.2.2.
            4.2.2     Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 4.2.2 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

        4.2.3     Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):
        4.2.3.1 be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member's Capital Account if the Management Committee shall have initially charged the amount of the Withholding Advance to the Capital Account); or
        4.2.3.2 with the consent of the Management Committee, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member's Capital Account if the Management Committee shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

            4.2.4     Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Member from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company's failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 4.2.4 and the obligations of a Member pursuant to Section 4.2 shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.2, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.
        4.2.5     Overwithholding. Neither the Company nor the Management Committee shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.
4.3    Distributions in Kind.
        4.3.1 The Management Committee is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 4.1.
        4.3.2    Any distribution of securities shall be subject to such conditions and restrictions as the Management Committee determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Management Committee may require that the Members execute and deliver such documents as the Management Committee may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE V
RIGHTS AND DUTIES OF MANAGEMENT COMMITTEE; AND OFFICERS

Section 5.1     Management Committee.

5.1.1    The business and affairs of the Company shall be managed by a management committee (the “Management Committee”) of three (3) Managers, composed of two (2) representatives appointed by A-Mark, who shall initially be Gregory N. Roberts, and Thor Gjerdrum (the “A-Mark Managers”), and one (1) representative appointed by ST/LP, who shall initially be David Hendrickson (the “ST/LP Manager,” and together with the A-Mark Managers, the “Managers”). In the absence of a Member’s Manager, such Member may designate by notice to the other Member an alternate to act for the absent Manager. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by the Delaware Act (where such requirement cannot be overridden by the agreement of Members), the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s Business. The members of the Management Committee shall direct, manage and control the Business of the Company to the best of their ability. Subject to the foregoing, the Management Committee shall delegate the authority to the President to manage the day-to-day activities of the Company in accordance with the purposes and provisions set forth herein. The Managers need devote to the Business and affairs of the LLC only such time and attention as they shall deem reasonably necessary.
        5.1.2     The Management Committee shall serve without compensation from the Company. The Managers shall be entitled to be reimbursed by the Company for any actual, out-of-pocket expenses incurred directly for the benefit of the Company to bona fide third parties.

            5.1.3     Except as may be expressly set forth herein to the contrary, decisions of the Management Committee shall be made in the sole discretion of the Managers of the Management Committee; provided any decision which results in a Member receiving a benefit (other than in its capacity as a Member of the Company pursuant to this Agreement) shall be just and reasonable to the Company at the time the decision is made.
             5.1.4 Any of the Managers may execute agreements, documents and certificates on behalf of the Company as Managers, which have been expressly approved by the Management Committee.

5.1.5    The Company shall have a President, who shall appointed by the Management Committee, who shall have the primary responsibility for the day-to-day operations of the Company in accordance with any approved Budget and any other guidelines or policies approved by the Management Committee and shall have the powers of a president of a corporation.
5.1.6    The Company shall have such other officers as may be designated by the Management Committee, with such powers and duties as may be specified by, or in accordance with, resolutions adopted by the Management Committee and subject to oversight and control of the Management Committee.
5.1.7    The Management Committee shall have the right to terminate any officer of the Company, or change the job description of any such officer.

Section 5.2    Approval Requirements. Except as provided in Sections 5.3, 5.4 and 5.9, all decisions, actions or approvals of the Management Committee shall be determined by a vote of two of the Managers present at a meeting at which a Quorum is present, or by unanimous written consent of the Managers.

Section 5.3     Major Decision Voting Requirements. Notwithstanding any provision to the contrary contained in this Agreement, the following actions (“Major Decisions”) shall be voted on by the Members and shall require at least 51% of the Membership Percentage Interests of the Members, except for the matters described in Sections 5.3.1 and 5.3.4, which shall require a unanimous vote of the Members:
5.3.1    the admission of additional Members and the issuance of additional Membership Interests;
5.3.2     the sale, license, lease, rent, transfer, assignment, or other disposition of all or substantially all of the assets of the Company as a part of a single transaction or plan or series of related transactions (whether by way of merger, the sale of stock or other equity interests, the sale of assets or otherwise);
5.3.3     the dissolution, liquidation or winding up of the affairs of the Company;
5.3.4     any merger, consolidation, divesture or dissolution and winding up the Business and affairs of the Company
            5.3.5     the adoption of any amendment to the Certificate of Formation or this Operating Agreement;

5.3.6     the approval of any transaction involving the payment of compensation to a Member or an Affiliate of a Member, including without limitation, amendments of or replacements to the Supplier Agreement, the Distribution Agreement, or the Administrative Services Agreement.

5.3.7     the approval of Additional Capital Contributions;

5.3.8    the making of any election to treat the Company other than as a partnership for income tax purposes or making any tax filing that is inconsistent with such partnership structure for tax purposes;

5.3.9    the imposition, change or removal of any restriction on the definition of “Business” in this Operating Agreement that would permit the Company to engage in a different business or limit the scope of the Business of the Company in a way that would be detrimental to the Company or any Member; and

5.3.10     fixing the compensation of any officer or employee who is also an employee of a Member.

Section 5.4    Annual and Capital Budgets.

            5.4.1     Annual Budgets. The initial Annual Budget for the period commencing on the Effective Date and ending on June 30, 2017 is attached as Exhibit D to this Agreement. At least sixty (60) days prior to the beginning of each fiscal year commencing July 1, 2017, the President shall propose and submit to the Management Committee a proposed Annual Budget for the next Fiscal Year. The Management Committee shall review the Annual Budget proposed by the President and shall make such changes as the Management Committee shall determine. Thereafter, the Management Committee (by unanimous vote of the Managers) shall adopt the Annual Budget for the next Fiscal Year, based on the Annual Budget proposed by the President as the same may be revised or modified by the Management Committee, in their sole and absolute discretion. If the Management Committee fails for any reason to approve all or part of a proposed Annual Budget by the commencement of the Fiscal Year for which such Annual Budget is applicable, (a) the portions of the proposed Annual Budget that have been approved by the Management Committee shall become effective as of the commencement of such Fiscal Year, and (b) the portions of the prior Annual Budget that are equivalent to the portions of the proposed Annual Budget that were not approved by the Management Committee shall remain in effect and shall be carried over into the following Fiscal Year. Any Company Costs and Expenses in the portion(s) of the prior Annual Budget so carried over (other than for capital expenditures), shall be increased by the percentage increase in the Consumer Price Index during the prior Fiscal Year. The portions of the proposed Annual Budget that have been approved by the Management Committee, together with the portions of the existing Annual Budget that are so carried over, shall constitute the approved Annual Budget for the following Fiscal Year.

    5.4.2     Capital Budgets. When requested by the Management Committee, the President shall prepare and submit to the Management Committee a proposed Capital Budget for an expansion of the Silver Towne Mint. The Management Committee shall review the proposed Capital Budget and make such changes as the Management Committee shall determine. Capital Budgets shall be approved by the Management Committee in accordance with Section 5.2 (an “Approved Capital Budget”). For any Approved Capital Budget, ST/LP may, by notice to the Management Committee (a “Carry Notice”) within ten (10) days after the final vote adopting the

Approved Capital Budget, request that all or any portion of its share of the Approved Capital Budget be satisfied through a Carry Loan as defined in, and subject to the terms and conditions of, Section 3.2.3. A-Mark shall have the right (but not the obligation) to elect, by notice to ST/LP delivered within five (5) days after its receipt of the Carry Notice, to elect to contribute on behalf of ST/LP, ST/LP’s share (the “ST/LP Capital Contribution”) of the Approved Capital Budget. If A-Mark elects to contribute the ST/LP Capital Contribution, the provisions of Section 3.2.3 shall apply. If A-Mark does not elect to contribute the ST/LP Capital Contribution, the Approved Capital Budget to which it relates shall be withdrawn and may thereafter revised by the Management Committee, in which case the provisions of this Section 5.4.2 shall apply to the revised Capital Budget.
Section 5.5.    Resignation. Any Manager may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in such notice, acceptance of the resignation of a Manager by the Company, the Members or the remaining Managers shall not be necessary to make it effective.
Section 5.6.    Removal. A-Mark may at any time remove and replace any A-Mark Manager with or without cause. ST/LP may at any time remove and replace any ST/LP Manager with or without cause. Except as otherwise provided herein, no Member other than A-Mark may remove or replace any A-Mark Manager and no Member other than ST/LP may remove or replace any ST/LP Manager. In the event either A-Mark or ST/LP shall cease to be a Member for any reason, each of the A-Mark Managers or the ST/LP Managers, as applicable, shall be automatically removed as Managers without any further action required to be taken by any party; and, notwithstanding Section 5.7, in such instance, the Member whose Manager designee(s) are so removed will not be entitled to appoint a replacement Manager or Managers to fill the vacancies so created.
Section 5.7.    Vacancies. Any vacancy occurring for any reason in the number of Managers may be filled pursuant to the following procedures:
            5.7.1    If a vacancy occurs as a result of the death, disability, resignation or removal of an A-Mark Manager or a ST/LP Manager, A-Mark or ST/LP, as applicable, shall be entitled to appoint a replacement Manager; and
            5.7.2     Any Person appointed as a replacement Manager shall hold office until such Person's death, disability, resignation or removal.
Section 5.8.    Meetings of Management Committee.
            5.8.1    The Management Committee may hold any of its meetings at such place or places within or outside the State of Delaware as the Management Committee may from time to time by resolution designate. Managers may participate in any regular or special meeting of the Management Committee by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

            5.8.2     Regular meetings of the Management Committee may be held at such times as the Management Committee shall from time to time by resolution determine, but in any event no less often than once per calendar quarter. Notice of the time and place of any regular meeting shall be sent by facsimile or email to each Manager (or such Manager’s designated substitute), addressed to him at his residence or usual place of business, at least ten (10) days before the day on which the meeting is to be held. Special meetings of the Management Committee shall be held whenever called by any Manager. Notice of the time and place of any special meeting shall be sent by facsimile or email to each Manager (or such Manager’s designated substitute), addressed to him at his residence or usual place of business, at least five (5) business days before the day on which the meeting is to be held. The purpose of and agenda items for any regular or special meeting shall be required to be included in any notice of a regular or special meeting on the same basis as is required with respect to notices of meetings of stockholders of a Delaware corporation under Section 222 of the Delaware General Corporation Law. Notice of any meeting of the Management Committee shall not be required to be given to any Manager who is present at such meeting, except for a Manager who shall attend such meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened.
            5.8.3    For all regular and special meetings of the Management Committee, minutes shall be prepared and circulated by facsimile or email to each Manager promptly following each such meeting, with a copy thereof kept at the records office of the Company.
Section 5.9.    Quorum. Except as otherwise provided in this Operating Agreement, the presence of at least one (1) ST/LP Manager and one (1) A-Mark Manager (or such Manager’s substitute if such Manager is unavailable) shall constitute a quorum for the transaction of business at any regular, special or adjourned meeting of the Management Committee for which notice has been duly given in the manner provided in Section 5.8.2 above. In the event that such a quorum is not present at the time that a regular or special meeting was to have been held in accordance with such a Section 5.8.2 notice, the meeting in question shall be adjourned for five (5) days, with further notice of such adjourned meeting to be sent by facsimile and email to each Manager. Notwithstanding the foregoing, in the event (a) the ST/LP Manager fails or (b) the A-Mark Managers fail to be present at two (2) consecutive duly noticed meetings of the Management Committee, the other Managers shall constitute a quorum for the transaction of business by the Management Committee. If as provided in the preceding sentence a quorum is based on two (2) Managers because the ST/LP Manager fails to attend, a vote of the two (2) Managers present shall constitute an effective vote of the Management Committee.
Section 5.10.    Action by Written Consent. Any action required or permitted to be taken at any meeting of the Management Committee (or of any committee thereof) may be taken without a meeting by unanimous written consent signed by each of the Managers (or such Manager’s substitute if such Manager is unavailable).
Section 5.11.    Officers.
            5.11.1     The Company shall have a Chief Executive Officer. Gregory N. Roberts (“Mr. Roberts”) is hereby appointed the initial Chief Executive Officers of the Company.

In his capacity as Chief Executive Officer, Mr. Roberts shall have the primary responsibility for the strategic direction and management of the Company in accordance with the applicable Annual Budget and any Approved Capital Budget adopted by the Management Committee and any other guidelines or policies approved by the Management Committee and shall have the powers of a chief executive officer of a corporation
            5.11.2    The Company shall have a President, who shall appointed by the Management Committee. Jamie Meadows is hereby appointed as President. The President shall have the primary responsibility for the day-to-day operations of the Company in accordance with the applicable Annual Budget and any Approved Capital Budget adopted by the Management Committee and any other guidelines or policies approved by the Management Committee and shall have the powers of a president of a corporation.
            5.11.4    The Company shall have such other officers as may be designated by the Management Committee, with such powers and duties as may be specified by, or in accordance with, resolutions adopted by the Management Committee and subject to oversight and control of the Management Committee.
            5.11.5     The Management Committee shall have the right to terminate any officer of the Company, or change the job description of any such officer.
Section 5.12.    Compensation. The compensation of the officers (other than the Chief Executive Officer) and employees shall be paid directly by the Company and not by any Member. The compensation of the officers of the Company shall be fixed from time to time by the Management Committee and the compensation (including benefits) of all other employees of the Company shall be fixed from time to time by the president in amounts not to exceed the Annual Budget for such year.
Section 5.13.    No Participation by Members. Except as expressly set forth in this Operating Agreement or as expressly required by the Delaware Act (where such requirement cannot be superseded by the agreement of Members), the Members shall not have any vote or take any part in the control or management of the business of the Company, nor have any authority or power to act for or on behalf of the Company in any manner whatsoever. No Member that is not otherwise expressly authorized by the Management Committee as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. [Each Member shall be reimbursed by the Company for all reasonable, out-of-pocket costs and expenses incurred by it in connection with the authorized carrying out of the Company’s Business pursuant to the Annual Budget]
Section 5.14.    Financial Statements. The Company shall furnish to each Member the following reports:
5.14.1 Annual Financial Statements. As soon as available after the end of each Fiscal Year, and in any event no later than as reasonably determined by the Management Committee, unaudited balance sheet of the Company as at the end of each such Fiscal Year and statements of income and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year. Such financial statements shall be prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations.
5.14.2     Quarterly Financial Statements. As soon as available after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), and in any event no later than as reasonably determined by the Management Committee, unaudited balance sheet of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited statements of income and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP.
5.14.3 Monthly Financial Statements. As soon as available after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), and in any event no later than as reasonably determined by the Management Committee, unaudited balance sheet of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited statements of income and Members' equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP.
5.15     Records and Reports. At the expense of the Company, proper and complete records and books of account shall be kept or shall be caused to be kept by the Management Committee (or a designee thereof) in which shall be entered fully and accurately all transactions and other matters relating to the Company's Business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal executive offices of the Company and shall be open to the inspection and examination of the Members or their duly authorized agents during business hours. At a minimum, the Company shall keep at its principal place of business:
            5.15.1    A current list of the full name and last known business, residence or mailing address and email address of each Member and Manager;
            5.15.2     A copy of the Certificate of Formation and all amendments thereto;
            5.15.3    Copies of the Company's federal, state and local income tax returns and reports, if any, for the four most recent years;
            5.15.4     A copy of this Operating Agreement, as amended to date, any correspondence relating to any Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;
            5.15.5    Minutes of every meeting of the Management Committee and any written consents obtained from Managers with respect to actions taken or approval by Managers;

            5.15.6    Any written consents obtained from Members with respect to any actions taken or approved by Members;
            5.15.7     A balance sheet, income statement and statement of Member Capital Accounts as of the end of each Fiscal Year, or for the period then ended, as applicable, which shall be reviewed by an accounting firm approved by the Management Committee;
            5.15.8     A balance sheet, income statement and statement of Member Capital Accounts as of the end of each calendar month and Fiscal Quarter, or the period then ended, as applicable; and
            5.15 9     A copy of each Annual Budget and any Approved Capital Budget and each amendment thereto.
The Management Committee shall maintain and preserve, for a period of five (5) years or, if longer, for such number of years as is consistent with the retention policy of the Company or as required by applicable law, all accounts, books and other relevant Company documents.
Section 5.16        Other Activities; Affiliates.
5.16.1 The Managers shall not be required to perform their respective management roles as their sole and exclusive functions. The Members and the Managers may have other business interests and may engage in other activities in addition to those relating to the Company, including the operation of their respective businesses, and making or management of other investments. Without limitation on the generality of the foregoing, each Member acknowledges and agrees that:
5.16.1.1    neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities in which any Member or its Affiliates are involved or to the income or proceeds derived therefrom;
5.16.1.2    the pursuit of other ventures and activities by each Member or its Affiliates is hereby consented to by the other Member and shall not be deemed wrongful or improper under this Agreement; and
5.16.1.3 No Member or Affiliate shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and each Member and each Affiliate shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity;
Provided, however that the Member pursuing other ventures, activities or investments has not breached confidentiality or other obligations under this Operating Agreement or misused Company assets.
ARTICLE VI
STATUS OF MEMBERS

Section 6.1    Relationship of Members. Each Member agrees that, to the fullest extent permitted by the Delaware Act and except to the extent expressly stated in this Agreement or in any other agreement to which each Member is a party:
6.1.1    No Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member or the Company.
6.1.2    Any consent, approval, determination or other action by a Member shall be given or taken in the discretion of that Member in its own best interests and without regard to the best interests of another Member or the Company or the financial, tax or other effect on another Member or the Company.
6.1.3     No Member is authorized to act as the agent, representative or attorney-in-fact for any other Member.
Section 6.2    Liability of Members. No Member shall have any personal liability whatsoever, whether to the Company, to other Member or to the creditors of the Company, for the debts of the Company or any of its losses in excess of the amounts such Member has contributed or agreed to contribute to the Company, unless any such Member otherwise expressly consents in writing. The foregoing shall not, however, limit the personal liability of a Member for its obligations to the Company under this Agreement or to the Company or other Member under any other agreement to which such Member may be a party. Except for any duties imposed by this Agreement, a Member shall owe no duty of any kind towards the Company or the other Member in performing its duties and exercising its rights hereunder or otherwise.
Section 6.3    Dissolution of Member. The dissolution of a Member shall not cause a dissolution of the Company, but the rights of such Member to share in the profits and losses of the Company and to receive distributions of Company funds shall, on the happening of such an event, devolve upon its trustee or successor, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. The successor of such Member shall be liable for all of the obligations of such Member under this Agreement. However, in no event shall such trustee or successor become a substitute Member, except with the prior written consent of the remaining Member.

Section 6.4    Access to Records. The Members shall, upon reasonable notice, be provided with access to all tax, financial and other books and records of the Company in accordance with the Delaware Act.

ARTICLE VII
TRANSFER OF MEMBERSHIP INTERESTS
Any Transfer by a Member that is permitted by this Article shall be a Transfer of the entire Membership Interest of such Member. With the Other Member’s prior written consent, which consent may be withheld or, if given, conditioned in the Other Member’s sole discretion, a Member may Transfer less than its entire Membership Interest, provided that the Selling Member and the transferee are treated as a single Member.

Section 7.1    Restrictions on Transferability.
7.1.1 Subject to Section 7.3 below, no Member shall withdraw or resign from the Company or sell, assign, transfer, mortgage, hypothecate, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, directly or indirectly and whether voluntarily or by operation of law (collectively referred to as a “Transfer”) any part or all of its interest in the Company without the prior written approval of the other Member, which approval may include such conditions as the other Member deems appropriate (including, without limitation, subordination of any security interest proposed). Any attempted sale, assignment, mortgage, charge, or encumbrance in violation of this Section 7.1, shall be void and of no force or effect.
7.1.2 For the purposes of this Section 7.1, transfers of controlling interests in the Members shall be deemed Transfers subject to the restrictions of this Section 7.1. Notwithstanding any provision of this Agreement or the Delaware Act to the contrary, no Member may resign, withdraw or withdraw capital from the Company.

Section 7.2    Permitted Transfers. A Member may Transfer its Membership Interest, without the consent of the other Member, to an Affiliate of the transferring Member (in which it and/or its Affiliates retain a majority ownership interest and actual day-to-day and major decision control) (a “Permitted Transfer”). Nothing contained in this Article VII shall prohibit a Transfer indirectly of a Member’s Membership Interest if a direct Transfer would otherwise be permitted under this Section 7.2.

Section 7.3    Right of First Refusal.

    7.3.1 Proposed Transfer. If a Member (a “Selling Member”) proposes to a Transfer of its Membership Interest constituting a sale (but not any other form Transfer), and provided that the Transfer is not a Permitted Transfer, then (i) first the Company shall have the right to purchase from the Selling Member the Membership Interest proposed to be transferred and (ii) then the Member other than the Selling Member (the “Other Member”) shall have the right to purchase from the Selling Member the Membership Interest proposed to be transferred.
    7.3.2     ROFR Notice. The Selling Member shall promptly notify the Company and the Other Member if it proposes to make a sale of its Membership Interest giving rise to rights of first refusal pursuant to this Section 7.3 (the “Initial ROFR Notice”). The Initial ROFR Notice shall set forth the material terms and conditions of the proposed sale, including (i) the Membership Interest proposed to be sold, (ii) the proposed date of the sale, which shall be at least thirty (30) days from the date of the Initial ROFR Notice, and (iii) the proposed purchase price.
    7.3.3    Exercise of Right of First Refusal by Company. The Company may exercise its right of first refusal by delivery of a written notice to the Selling Member (the “Company ROFR Exercise Notice”) within fifteen (15) days following its receipt of the Initial ROFR Notice

(the “Company ROFR Exercise Period”). The Company ROFR Exercise Notice shall state the Membership Percentage Interest that the Company proposes to purchase.
    7.3.4    Exercise of Right of First Refusal by Other Members. No later than five (5) days following the expiration of the Company ROFR Exercise Period, the Selling Member shall notify the Other Member in writing of the Membership Percentage Interest that the Company has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Initial Member ROFR Notice”). The Other Member may exercise its right of first refusal by delivery of a written notice to the Selling Member (the “Initial Member ROFR Exercise Notice”) within fifteen (15) days following its receipt of the Initial Member ROFR Notice (the “Initial Member ROFR Exercise Period”). The Initial Member ROFR Exercise Notice shall state the Membership Percentage Interest that such Other Member proposes to purchase, not to exceed the percent determined in accordance with Section 7.3.1.
    7.3.5 Closing. At the closing of any sale to the Company and/or a Member pursuant to this Section 7, the Company and/or the Other Member exercising its right of first refusal shall remit to the Selling Member the consideration for the total sales price of the Membership Interest being purchased by the Company or such Other Member pursuant hereto, upon delivery by such Selling Member an assignment for such Membership Interest, free and clear of any liens or encumbrances other than those arising pursuant to this Agreement.
    7.3.6 Transfer to the Prospective Transferee. If, after the expiration of the ROFR Exercise Period, the Company and/or the Other Members have not exercised their right of first refusal with respect to all of the Membership Interest proposed to be transferred, then, provided that the Selling Member has also complied with the provisions of this Section 7.3, the Selling Member shall be free to complete the proposed sale of any Membership Interest described in the Initial ROFR Notice that were not purchased by the Company and/or the Other Members on terms no less favorable to the Selling Member than those set forth in the Initial ROFR Notice (except that the amount of Membership Percentage Interest to be sold by the Selling Member may be reduced) within ninety (90) days after the expiration of the ROFR Exercise Period; provided however that the Other Member shall have the right to require that the Selling Member cause the third party transferee to purchase all or a portion of the Membership Interest of the Other Member along with the Membership Interest of the Selling Member, at the same price and upon the same terms and conditions as are contained in the offer of the third party transferee. In the event the Selling Member has not sold all of the Membership Interest within such time period, the Selling Member shall not thereafter Transfer any remaining Membership Percentage Interest without first again complying with the procedures set forth in this Section 7.3.
ARTICLE VIII
DEFAULTS/CERTAIN REMEDIES

Section 8.1    Events of Default. Any material breach of this Agreement by a Member that is not cured within a Reasonable Period after receipt of written notice by the non-breaching Member shall be an “Event of Default” under this Agreement.
Section 8.2    Termination. In the Event of Default, the non-breaching Member may terminate this Agreement by delivering written notice to the breaching Member.
Section 8.3    No Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of the Company.
Section 8.4    Litigation Without Termination. Each Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against the other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of the breach by such party of this Agreement or any other agreement entered into in connection with this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company.
Section 8.5    Attorneys’ Fees. If the Company or any Member obtains a judgment against the other Member by reason of breach of this Agreement or failure to comply with the provisions hereof, a reasonable attorneys’ fee as fixed by the court shall be included in such judgment.
Section 8.6    Cumulative Remedies. No remedy conferred upon the Company or any Member pursuant to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (subject, however, to the limitations expressly herein set forth).
Section 8.7    No Waiver. No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. Subject to any applicable statutes of limitation and any provisions in this Agreement to the contrary, no failure or delay on the part of a Member or the Company to exercise any right it may have under this Agreement shall prevent the exercise thereof by such Member or the Company, and no such failure or delay shall operate as a waiver of any breach of, or default under, this Agreement.
Section 8.8    Limitation of Liability. In no event will any Member or their agents or Affiliates be liable to the other for consequential (including, without limitation, loss of profits or business opportunities), collateral special or exemplary, incidental or indirect or punitive damages of loss of goodwill in connection with any claim arising from this Agreement, even if the Members, their agents or Affiliates have been advised of the possibility of such damages.
ARTICLE IX
DISSOLUTION OF COMPANY

Section 9.1    Events Giving Rise to Dissolution. No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company, except that the happening of any one of the following events shall work an immediate dissolution of the Company:
9.1.1    The unanimous agreement in writing by the Members to dissolve the Company;
9.1.2     The voluntary or involuntary dissolution of all Members;
9.1.3    Termination of this Agreement pursuant to Section 8.2 hereof; or
9.1.4     Any other event that, under the Delaware Act, requires the Company’s dissolution except that the Company shall not be terminated nor its affairs wound up if the Management Committee elects to continue the Company and its business within ninety (90) days after the occurrence of said event. If the Management Committee so elects to continue the Company, the business of the Company shall be continued, if necessary, in a reconstituted form as the successor to the Company upon the same terms as set forth in this Agreement.
Without limitation on the other provisions hereof, neither the assignment of all or any part of a Membership Interest permitted hereunder nor the admission of a substitute Member shall cause the dissolution of the Company. Except as otherwise provided in this Agreement, each Member agrees that, without the written consent of the other Member, such Member may not withdraw from or cause a voluntary dissolution of the Company.
Section 9.2    Procedure.
9.2.1    Upon the dissolution of the Company, the Management Committee, or such other Person approved by the Management Committee, shall wind up the affairs of the Company. The Members shall continue to receive allocations of Net Profits and Net Losses and distributions of Available Cash during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Management Committee, or, if the Person designated to wind up the affairs of the Company in accordance with this Section 9.2.1 is a Person other than the Management Committee, then, subject to the prior written approval of the Management Committee, such Person, shall determine in good faith the time, manner and terms of any sale or sales of the Company’s assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The customer list developed by the Company from the sale of the Products shall not be sold, but shall be distributed to each of the Members for their non-exclusive use.
9.2.2    Following the payment of all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Management Committee (or such other Person approved by the Management Committee to wind up the affairs of the Company) to set up such cash reserves as and for so long as it may deem reasonably necessary in good faith for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 4.1. Any reserves referred to in this Section 9.2.2 shall be released and distributed as soon as practicable after the date that corresponding liabilities reserved against are satisfied, discharged or otherwise terminated.
9.2.3     Within a reasonable time following the completion of the liquidation of the Company, the Management Committee (or such other Person approved by the Management Committee to wind up the affairs of the Company) shall supply to each of the Members a statement audited by the Accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and each Member’s portion of distributions pursuant to this Section 9.2.
9.2.4    Each Member shall look solely to the assets of the Company for all distributions that such Member may be entitled to under this Agreement, including the return of such Member’s Capital Contributions thereto and share of profits or losses thereof and shall have no recourse therefor (in the event of any deficit in a Member’s Capital Account or otherwise) against any other Member; provided that nothing herein contained shall relieve any Member of such Member’s obligation to make the Capital Contributions herein provided or to pay any liability or indebtedness owed to the Company or the other Member by such Member, and the Company and the other Member shall be entitled at all times to enforce such obligations of such Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
9.2.5     Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Management Committee (or such other Person approved by the Management Committee to wind up the affairs of the Company) shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
9.2.6    Notwithstanding the foregoing, any Person approved by the Management Committee to wind up the affairs of the Company shall consult with and seek the advice of the Management Committee and their respective representatives in connection with the winding up of the affairs of the Company pursuant to this Article IX.
ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 10.1 Formation and Existence of Members; Other Matters. Each Member represents and warrants to the other Member as follows:
10.1.1    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
10.1.2    This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

10.1.3    No consents or approvals are required from any Governmental Authority or other Person for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.
10.1.4     The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
10.1.5    It has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the execution and delivery of this Agreement.
Section 10.2        Confidentiality. Each of the Members and their respective Affiliates shall not, at any time while it is a Member or thereafter, without the prior written consent of the other Member, directly or indirectly, communicate or disclose to any Person any confidential information regarding the other Member or its Affiliates howsoever acquired by that Member, or any Company Confidential Information relating to or concerning the customers, products, technology, trade secrets, systems, operations or other confidential information regarding the Business and the affairs of the Company or the other Member and its Affiliates, nor shall it utilize or make available any such information directly or indirectly in connection with any business or activity in which it is or proposes to be involved or in connection with the solicitation or acceptance of employment with any Person, except as follows:
10.2.1    Disclosure to their officers, directors, employees, Managers, agents and advisors who need to know that information in connection with any claim under or in relation to this Agreement or any of the transactions contemplated hereby and who have agreed to keep that information confidential;
10.2.2     As required by courts of competent jurisdiction, stock exchange rules or policies of or undertakings given to governmental entities having jurisdiction, provided that the Member that is compelled to disclose Company Confidential Information gives the Company and the other Member written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, at the disclosing party’s expense, uses its reasonable good faith efforts to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information; or
10.2.3.    To a governmental entity to which the disclosure is required by law and where there is not reasonable means to avoid that disclosure, provided that the Member that is compelled to disclose Company Confidential Information gives the Company and the other Member written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, at the disclosing party’s expense, uses its reasonable good faith efforts to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information.

10.2.4    The standard of care of a Member for protecting information under Section 10.2 shall be that degree of reasonable care which that Member would use to prevent disclosure, publication or dissemination of its own proprietary or confidential information, but in no event less than reasonable care.

10.2.5    No Member shall be obligated to keep in confidence or shall incur any liability for disclosure of information to a third party (the “Recipient”) of the nature aforesaid which: (a) was permitted to be disclosed by the party from whom that information was obtained; (b) has been public or is otherwise within the public domain at the time of its disclosure to the recipient; (c) comes into the public domain without any breach of this Agreement; or (d) becomes known or available to the recipient other than as a result of the activities of the Company but without any breach of this Agreement by a Member.
10.2.6     The obligations of each Member under this Section 10.2 shall survive for so long as such Member remains a Member, and for two (2) years following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member's Transfer of its Membership Interest.

ARTICLE XI
Exculpation and Indemnification

Section 11.1	Exculpation of Covered Persons.
        11.1.1     As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Officer, employee, agent or representative of the Company.
11.1.2     No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person within the scope of authority granted to the Covered Person hereunder and in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or is not made in knowing violation of the provisions of this Agreement.
11.1.3     A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person's professional or expert competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in § 18-406 of the Delaware Act.
    11.2     Liabilities and Duties of Covered Persons
        11.2.1    This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.
        11.2.2      Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith," the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any applicable law.
11.3     Indemnification.
11.3.1     To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:
11.3.1.1 any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or
11.3.1.2 such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company; provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person's conduct did not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement by such Covered Person or a knowing violation of the provisions of this Agreement, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person's conduct was unlawful, or that the Covered Person's conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.

11.3.2 Control of Defense. Upon a Covered Person's discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 11.3 the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 11.3.2, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Member, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

11.3.3     Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 11.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 11.3, then such Covered Person shall promptly reimburse the Company for all reimbursed or advanced expenses.
11.3.4     Entitlement to Indemnity. The indemnification provided by this Section 11.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 11.3 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 11.3 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

11.3.5 Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties in such amount and with such deductibles as the Management Committee may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.
11.3.6 Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 11.3 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.
11.3.7     Savings Clause. If this Section 11.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 11.3 to the fullest extent permitted by any applicable portion of this section that shall not have been invalidated and to the fullest extent permitted by applicable law.
11.3.8 Amendment. The provisions of this Section 11.3 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 11.3 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 11.3 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.
11.3.9 Survival. The provisions of this Section 11.3 shall survive the dissolution, liquidation, winding up and termination of the Company for a period of four (4) years, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Article XI shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.
ARTICLE XII
MISCELLANEOUS

Section 12.1    Notices. All notices, consents or waivers shall be in writing and shall be deemed to have been duly given:
12.1.1    when delivered personally; or
12.1.2    three (3) Business Days after being mailed, registered or certified mail, return receipt requested, postage prepaid, to the respective addresses set forth below; or
12.1.3    one (1) Business Day after being delivered to a reputable overnight courier service, prepaid, marked for next day delivery, addressed to the addressee at its address set forth below; or
12.1.4    when delivered during Normal Working Hours (or the next Business Day if delivered after Normal Working Hours) by facsimile transmission to the fax number (if any) of the receiving party listed below, if receipt is confirmed in writing by the sending facsimile machine. The addresses for notice are set forth in Section 1.5 above
Section 12.2    Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.
Section 12.3    Amendments. This Agreement may be amended only by written agreement of amendment executed by each Member.
Section 12.4    Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.
Section 12.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.
Section 12.6    Captions. Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement.
Section 12.7    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to other Persons or circumstances, shall not be affected thereby.

Section 12.8    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Any xerographic, PDF, or similar copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

Section 12.9    Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 1.5 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 12.10    Waiver of Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AS TO WHICH NO MEMBER INVOKES THE RIGHT TO REFERENCE HEREINABOVE PROVIDED, OR AS TO WHICH LEGAL ACTION NEVERTHELESS OCCURS, EACH MEMBER HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE MEMBERS, AND EACH MEMBER ACKNOWLEDGES THAT NONE OF THE OTHER MEMBERS, MANAGER, NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE MEMBERS EACH FURTHER ACKNOWLEDGE THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH OF THE MEMBERS FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

Section 12.11 Attorneys’ Fees. In the event of any arbitration, litigation or other dispute or proceeding arising as a result of or by reason of this Agreement, the prevailing party in any such arbitration, litigation or other dispute or proceeding shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees and all other costs and expenses incurred in connection with settling or resolving such dispute. The reasonable attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys’

fees and costs incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

Section 12.12    Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
Section 12.14    No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to any other Persons whatsoever.
Section 12.14    Time is of the Essence. Time is of the essence in the performance of each and every obligation herein imposed.
Section 12.15    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company, and no creditor will be entitled to require any Member to solicit or demand Capital Contributions from the other Member. The Company may not assign a Member’s obligation to make Capital Contributions to any third party without the prior written consent of such Member.
Section 12.16    Specific Performance. Each Member agrees that the Company and the other Member would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Member may be entitled, at law or in equity, the Company and the non-breaching Member shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof

1.1
    .SIGNED ON THE FOLLOWING PAGE
SIGNATURES OF THE PARTIES

IN WITNESS WHEREOF, the parties hereto have executed and delivered, or caused to be executed and delivered by a duly authorized officer or other representative, this LIMITED LIABILITY COMPANY AGREEMENT OF AM&ST ASSOCIATES, LLC effective as of the same day and year first above written.

Further, the undersigned, as Members of the Company, acknowledge we have read and understand the foregoing Operating Agreement, and, as evidenced by our signatures below, the undersigned hereby acknowledge and agree to the provisions contained herein.

“A-Mark”

A-Mark Precious Metals, Inc.
a Delaware corporation

By: ____________________________________________

Gregory N. Roberts, CEO

“ST/LP”

Silver Towne, L.P.
an Indiana limited partnership

By: Silver Towne, Inc., Its General partner

By: ___________________________________________
David Hendrickson, President

[AM&ST ASSOCIATES, LLC OPERATING AGREEMENT SIGNATURE PAGE]

EXHIBIT A
DEFINITIONS

“Accountants” means an accounting firm as selected by the Management Committee.
“Additional Capital Contributions” means those capital contributions required pursuant to Section 3.2 of the Agreement.
“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this Agreement, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controls,” “controlling” and “controlled” have the meanings correlative to the foregoing means any Person controlling, controlled by or under common control with such Member.
“Agreement” means this Limited Liability Operating Agreement of AM&ST Associates, LLC, a Delaware limited liability company.
“A-Mark Manager” has the meaning set forth in Section 5.1.1 of the Agreement.

“Annual Budget” means, for each Fiscal Year, a budget adopted pursuant to Section 5.4 of the Agreement setting forth an annual budget for the operations of the Company, including sustaining capital expenses.
“Approved Capital Budget” has the meaning set forth in Section 5.4.2.

“Available Cash” means [eighty percent (80%)] of the Company’s Net Cash Flow.

“Business” has the meaning set forth in Section 1.4.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States, the State of Delaware, State of Indiana or the State of California shall not be regarded as a Business Day.
“Capital Account” has the meaning set forth in Exhibit B hereto.
“Capital Budget” means a budget adopted pursuant to Section 5.4 setting for the budget for a major capital project, including by way of example, an expansion of the Silver Towne Mint.
“Capital Contribution” means all of the Initial Capital Contributions and all of the Additional Capital Contributions of the Members required under the Agreement.
“Carry Notice” has the meaning set forth in Section 5.4.2.

“Carry Loan” has the meaning set forth in Section 3.2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means AM&ST Associates, LLC, a Delaware limited liability company, formed pursuant to its Certificate of Formation and the Agreement.

“Company Confidential Information” means any and all trade secrets, knowledge, data or know-how of the Company, and any technical, training and/or business information treated as confidential by the Company, whether relating to Company Proprietary Technology or the business or operations of the Company, including, without limitation, any formula, concept, process, design, device, software, system, list of customers, list of consignors, training manuals, marketing or sales or service plans, records, financial information, source codes, programs, inventions, techniques, new products, budgets, projections, licenses, prices, costs, compilations of information used in the Company’s Business or any other information of the Company, in each case, that is not readily available to the public; provided that Company Confidential Information shall not include information that (a) subsequent to its disclosure, is obtained from a third party in possession of such information and not under a contractual or fiduciary obligation to the Company to keep such information in confidence, (b) subsequent to its disclosure, enters the public domain (except where such occurrence is the direct result of a violation of Section 10.2), (c) prior to disclosure, was already known to the Person receiving such information, as evidenced by its written records, (d) is filed with any government or regulatory agency in a manner that makes such information publicly available, provided that the requirements of Section 10.2 have been satisfied, (e) is disclosed pursuant to any judicial or governmental requirement or order, provided that the requirements of Section 10.2 have been satisfied, or (f) is otherwise required by applicable law to be disclosed, provided that the requirements of Section 10.2 have been satisfied.

“Company Costs and Expenses” means all of the expenditures of any kind made or to be made with respect to the operations of the Company and permitted by the Annual Budget then in effect or otherwise permitted under the terms of this Agreement, which shall include, without limitation, any reasonable Company purpose relating to the Company, advertising and other marketing expenses, production costs, costs of precious metals, professional fees, utilities costs, overhead costs, general and administrative costs, and all other types of costs, expenses, charges, liabilities and obligations of the Company.

“Company Interest Rate” has the meaning set forth in Section 4.2.3

“Company Proprietary Technology” means any and all Company Confidential Information consisting of inventions, discoveries, formulas, concepts, processes, designs, devices, software, systems, new products, trademarks, trade names, service marks, copyrights, patents, trade secrets, knowledge, data or know-how owned by the Company or developed or made by, or caused to be developed or made by, the Company during the term of this Agreement.

“Company Relationship” has the meaning set forth in Section 3.3.2 .

“Company ROFR Exercise Notice” has the meaning set forth in Section 7.3.3.

“Company ROFR Exercise Period” has the meaning set forth in Section 7.3.3.

“Contributing Member” has the meaning set forth in Section 3.2.2

“Cram-Down Contribution” has the meaning set forth in Section 3.2.2

“Covered Person” has the meaning set forth in Section 11.1.1.

“Default Amount” has the meaning set forth in Section 3.2.2

“Default Capital Contributions” has the meaning set forth in Section 3.2.2

“Default Loan” has the meaning set forth in Section 3.2.2

“Default Rate” has the meaning set forth in Section 3.2.2

“Delaware Act” means the Delaware Limited Liability Company Law, as it may be amended from time to time and any successor to such Act.

“Effective Date” means the date of this Agreement.
“Fiscal Year” means the 12-month period ending on June 30th of each year; provided that the initial Fiscal Year shall be the period beginning on the Effective Date and ending June 30, 2017, and the last Fiscal Year shall be the period beginning on July 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods.
“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Initial Capital Contributions” means those capital contributions required pursuant to Section 3.1 of this Agreement.
“Initial Member ROFR Notice” has the meaning set forth in Section 7.3.4.
“Initial Member ROFR Exercise Notice” has the meaning set forth in Section 7.3.4.
“Initial Member ROFR Exercise Period” has the meaning set forth in Section 7.3.4.

“Initial ROFR Notice” has the meaning set forth in Section 7.3.2.
“Initiation Notice” has the meaning set forth in Section 7.3.1.
“Lender Relationship” has the meaning set forth in Section 3.3.2.
“Managers” has the meaning set forth in Section 5.1.1.
“Management Committee” has the meaning set forth in Section 5.1.1.
“Major Decision” has the meaning set forth in Section 5.3.
“Members” means A-Mark and ST/LP, together with their permitted successors and assigns in their respective capacities as Members in the Company.
“Membership Interest” means the interest of a Member in the Company and its rights in the capital, profits, losses, gains, distributions or other economic interests of any type in or from the Company including, without limitation, such Member’s right: (a) to allocations of items of income, gain, loss, deduction, and credit of the Company as set forth in Exhibit B hereto; (b) to a distributive share of the assets of the Company as set forth in Article IV and Article IX; (c) to inspect the books and records of the Company; and (d) to participate in the management and operation of the Company in accordance with the terms set forth in Article V.
“Member Percentage Interest” means the percentage interest of a Member in certain allocations and distributions, as set forth on Exhibit C hereto.
“Net Cash Flow” means, for the period, the net income (or loss) of the Company for such period as determined in accordance with GAAP consistently applied, (a) adjusted to add thereto (to the extent deducted in determining net income), without duplication, the sum of (i) amortization expense for such period plus (ii) depreciation expense and any other non-cash items reducing net income for such period, (b) adjusted to deduct therefrom the sum of all capital expenditures during such period to the extent not deducted in determining such net income, (c) adjusted to add thereto, to the extent not duplicative of any adjustments provided for in clause (b), any decrease in working capital (current assets less current liabilities) of the Company during such period, (d) adjusted to deduct therefrom, to the extent not duplicative of any adjustments provided for in clause (b), any increase in working capital (current assets less current liabilities) of the Company during such period.
“Net Profit” and “Net Loss” have the meaning set forth in Exhibit B hereto.
“Non-Contributing Member” has the meaning set forth in Section 3.2.2.
“Normal Working Hours” means 8:00 a.m. through 5:00 p.m. in the time zone of the recipient.
“Other Member” has the meaning set forth in Section 7.3.1.
“Permitted Transfer” has the meaning set forth in Section 7.2.

“Person” means an individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other legally recognized entity.
“Reasonable Period” means, with respect to any defaulting Member, a period of thirty (30) calendar days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such a default cannot be reasonably cured within such thirty (30) day period, the period shall continue, if such defaulting Member commences to cure the default within such thirty (30) day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of sixty (60) calendar days.
“Recipient” has the meaning set forth in Section 10.2.5.
“Selling Member” has the meaning set forth in Section 7.3.1.
“Silver Towne Mint” means the precious metals mint acquired by the Company pursuant to the Asset Purchase Agreement between the Company as buyer and ST/LP as Seller, dated August __, 2016
“Silver Towne Mint Assets” means the Acquired Assets as that term is defined in the Asset Purchase Agreement between the Company as buyer and ST/LP as Seller, dated August 31, 2016.
“ST/LP Capital Contribution” has the meaning set forth in Section 5.4.2.
“ST/LP Manager” has the meaning set forth in Section 5.1.1.
“ST/LP Representative” has the meaning set forth in Section 5.4.1.
“Taxing Authority” has the meaning set forth in Section 4.2.2.
“Term” has the meaning set forth in Section 1.3.
“Transfer” has the meaning set forth in Section 7.1.1.
“Withholding Advances” has the meaning set forth in Section 4.2.2.

EXHIBIT B
CERTAIN TAX AND ACCOUNTING MATTERS
ARTICLE I
ALLOCATION OF INCOME AND LOSSES
Section 1.1    Certain Definitions. As used herein, the following terms have the following meanings, and capitalized terms not defined in this Exhibit B have the meanings ascribed to such terms in the Agreement of which this exhibit is a part:
“Adjusted Capital Account Balance” shall mean, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year adjusted by crediting to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or as determined pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-2(g)(1) or Regulations Section 1.704-2(i)(5).
“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i); and
(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) (4), (5) and (6).
“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; and (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Management Committee reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b) (2) (iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Capital Account” means the separate account maintained for each Member under Section 1.2 of this Exhibit B.
“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).
“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;
(b)    Loss resulting from any disposition of the assets of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g);
(d)    Any items of deduction and loss specially allocated pursuant to Section 1.4(a)-(g) of this Exhibit B shall not be considered in determining Loss; and
(e)    Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(f) or (g) or clauses (i) through (iii) if the definition of Book Basis shall constitute an item of Loss.
“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).
“Net Loss” means, for any period, the excess of Losses over Profits, if applicable, for such period.
“Net Profit” means, for any period, the excess of Profits over Losses, if applicable, for such period.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Partially Adjusted Capital Account” shall mean, with respect to any Member as of the end of any period, the Adjusted Capital Account Balance of the Member at the beginning of the period, adjusted for all contributions to the capital of the Company and distributions by the Company during the period and all special allocations made in accordance with Section 1.4 of this Exhibit B with respect to the period, and assuming that amounts distributable for the period under Article IV are distributed during the period (and that such amounts are not taken into account again when they are actually distributed), but before giving effect to any allocations of Profits or Losses for the period under Section 1.3 of this Exhibit B.
“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;
(b)    Gain resulting from any disposition of the property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    Any items specially allocated pursuant to Section 1.4(a)-(g) of this Exhibit B shall not be considered in determining Profit; and
(d)    Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(f) or (g) or clauses (i) through (iii) if the definition of Book Basis shall constitute an item of Profit.
“Regulatory Allocations” has the meaning set forth in Section 1.4(g) of this Exhibit B.
“Target Capital Account” shall mean, with respect to any Member at any time, the Adjusted Capital Account Balance equal to (i) the hypothetical distribution that the Member would receive if all Company properties were transferred for cash equal to their Book Basis taking into account any adjustments for all prior periods, all liabilities of the Company became due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the property securing that liability), and all net assets of the Company (including the proceeds from the hypothetical transfer and any cash balances of the Company) were distributed pursuant to Article IV as of the last day of the period, reduced by (ii) the share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain allocable to the Member, as determined pursuant to Treasury Regulation Section 1.704-2, immediately prior to the hypothetical transfer.
“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

Section 1.2    Maintenance of Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows.
(a)    Each Member’s Capital Account will be credited with:
(i)    Any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);
(ii)    The Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 1.4 of this Exhibit B; and
(iii)    Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).
(b)    Each Member’s Capital Account will be debited with:
(i)    Any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);
(ii)    The Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 1.4 of this Exhibit B; and
(iii)    Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).
(c)    The initial Capital Account balance of each Member is set forth in Exhibit C, which balances have been determined in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f).
(d)    Notwithstanding anything in the Agreement or this Exhibit to the contrary, Capital Accounts shall not govern distributions by the Company, but rather shall be used solely for the purpose of assisting the Company in allocating items of income, gain, loss, deduction and credit for applicable income tax purposes.
Section 1.3    Allocations of Net Profit and Net Loss. For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated as follows:

(a)
    Generally. Except as provided in Section 1.1(b), after making any special allocations required under Section1.4, Net Profits or Net Losses allocable to each Fiscal Year and other taxable period shall be allocated to and among the Members so as to reduce, to the greatest extent possible, the respective differences between the Partially Adjusted Capital Account and Target Capital Account of each Member. To the extent the allocation of Net Profits or Net Losses does not cause the Partially Adjusted Capital Account of a Member to equal the Member’s Target Capital Account, items of income or gain shall be reallocated to any Member with a Partially Adjusted Capital Account which is less than its Target Capital Account, and items of loss, deduction, or expense shall be reallocated to any Member with a Partially Adjusted Capital Account that is greater than its Target Capital Account, in each case in such manner so as to reduce, to the greatest extent possible, the aggregate differences between the Members’ Target Capital Accounts and Partially Adjusted Capital Accounts.
(b)
    Special Profits and Losses Allocations. At any time when all of the Members’ Adjusted Capital Account Balances have been reduced to zero or below, the following allocations shall apply:
(i)
    Net Losses. Net Losses shall be allocated (A) first, to the Members in proportion to and to the extent of the aggregate principal and interest balances on recourse borrowings by the Company (including Member loans) for which a Member or any Person related to such Member (within the meaning of Code Section 267(b) or 707(b)) bears the economic risk of loss, and (B) second, to the Members in proportion to their Percentage Interests.
(ii)
    Net Profits. Net Profits shall be allocated (A) first, to the Members in proportion to and in reverse order of the Net Losses previously allocated to the Members pursuant to Section 1.3(b)(i)(B), and (B) second, to the Members in proportion to and in reverse order of the Net Losses previously allocated to the Members pursuant to Section 1.3(b)(i)(A). After making any special allocations required under Section 1.4, Net Profits or Net Losses of the Company for each Fiscal Year shall be allocated among the Members in accordance with their respective Percentage Interests. To the extent that there is a shift in the Percentage Interests of the Members due to substitutions, admissions, withdrawals, or otherwise, Net Profits, Net Losses, and, if necessary, items of income, gain, loss, or deduction shall be allocated to the Members other than in accordance with their Percentage Interests to the extent necessary to eliminate any distortions that might otherwise result from timing differences in the allocation of Net Profits or Net Losses and the distributions pursuant to Article IV.
Section 1.4    Other Allocation Provisions. The following special allocations shall, except as otherwise provided, be made in the following order:
(a)    If there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704‑2(f) or 1.704‑2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704‑2.

(b)    Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704‑2 to the Members, pro rata in proportion to their respective Percentage Interests.
(c)    Any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704‑2(i).
(d)    Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.
(e)    No allocation or loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1(b)(2)(iv) in proportion to their respective Percentage Interests. If losses or deductions are reallocated under this Section 1.4(e) of this Exhibit B, subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this Section 1.4(e) of this Exhibit B equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 1.4(e) of this Exhibit B.
(f)    For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.
(g)    The allocations contained in Sections 1.4(a), (b), (c), (d) and (e) of this Exhibit B (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profits, Losses, Net Profit and Net Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred. The Management Committee shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 1.4(g) of this Exhibit B.
(h)    Transfer of Membership Interest. Except to the extent otherwise required by the Code and Regulations, if a Membership Interest or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Membership Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Membership Interest is held by each of them, except that, if they agree between themselves and so notify the Company within thirty days after the transfer, then at their option, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the person who held the interest on the date such items were realized or incurred by the Company. At the request of the transferee, the Company shall make the election provided for in Code Section 754; provided, that the transferee reimburses the Company for the reasonably anticipated cost of such election, as determined by the Company.
Section 1.6    Allocations for Income Tax Purposes. The income, gains, losses, deductions and credits of the Company for federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Profit and Net Loss were allocated pursuant to Sections 1.3 and 1.4 of this Exhibit B; provided that solely for federal, local and state income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction shall be allocated, other than with respect to the tax basis of property, as follows: (i) in the case of property contributed in kind, in accordance with the requirements of Code Section 704(c) and such Regulations as may be promulgated thereunder from time to time, and (ii) in the case of other property, in accordance with the principles of Code Section 704(c) and the Regulations thereunder as incorporated among the requirements of the relevant provisions of the Regulations under Code Section 704(b).
ARTICLE II
MISCELLANEOUS MATTERS
Section 2.1    Preparation of Records and Returns; Tax Matters Partner.
(a)    All financial and accounting books and records of the Company shall be prepared under the direction of A-Mark. The determination of whether the Company shall make available elections for accounting or federal, state or local income tax purposes shall be made by A-Mark. A-Mark is hereby designated as the “tax matters partner” for the Company (as such term is defined in Section 6231(a)(7) of the Code). The tax matters partner shall promptly notify Members who do not qualify as “notice partners” within the meaning of Code Section 6231(a)(8) and all other Members at the beginning and completion of an administrative proceeding at the Company level promptly upon such notice being received by the tax matters partner.
(b)    All federal, state and local income tax returns shall be prepared, and all tax audits and litigation shall be conducted under the direction of A-Mark, after consultation with ST/LP, at the expense of the Company. Promptly after the end of each Fiscal Year, A-Mark will prepare and will cause the Accountants to review, sign and deliver to each Member a federal tax return for the Company and individual federal K‑1’s and related state information to enable the each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.
Section 2.2    Method of Making Contributions. References to contributions of property appearing in the Agreement are included for the purpose of conforming to the requirements set forth in the Regulations and shall not give rise to an inference that contributions may be made in a form other than cash except as set forth in the Agreement or any other written agreement of the Members.

EXHIBIT C
INITIAL CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS
OF THE MEMBERS

Member	Initial Capital Contribution	Percentage Interest
A-Mark Precious Metals, Inc.	$4,221,250.00	55%
Silver Towne, L.P.	$3,453,750.00	45%

EXHIBIT D
INITIAL ANNUAL BUDGET

C-1